Warsaw, IN . . . June 20, 2005 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES FOURTH QUARTER REVENUE, ESTIMATED EARNINGS PER SHARE RESULTS, AND REORGANIZATION OF ITS EBI OPERATIONS

Biomet, Inc. today announced that it expects sales for the fourth quarter ended May 31, 2005 to be  $503 million, earnings per share to be in the range of $0.39 to $0.41 and adjusted earnings per share to be in a range of $0.40 to $0.42.  Additionally, the Company is reorganizing its EBI operations and anticipates an improvement in EBI's operating results going forward.  Biomet is pleased to announce Bart Doedens, M.D., as the new president of EBI's operations following the resignation of James R. Pastena, former president of EBI, who has decided to pursue other interests.  Biomet's President and Chief Executive Officer, Dane A. Miller, Ph.D., commented, "We are pleased to announce the promotion of Mr. Doedens as president of EBI.  Mr. Doedens recently served as president of Biomet's 3i operations.  We are confident that Mr. Doedens will provide the leadership capabilities necessary to position EBI as a leader in the spinal and fixation market places.  Additionally, Mr. Steve Schiess, 3i's Senior Vice President of Global Sales and Marketing, will assume the position of President of Biomet's 3i operations."

Biomet will report its audited fourth quarter and fiscal year 2005 financial results on June 30, 2005.  The following sales analysis contained in this release reflects the Company's estimated results for the fourth quarter of fiscal 2005.  Excluding the impact of foreign currency, which increased fourth quarter sales by $8.8 million, net sales increased 11% during the fourth quarter of fiscal year 2005.  United States and international sales, excluding the effects of foreign currency, increased 10% and 12%, respectively, during the fourth quarter.

Reconstructive device sales increased 16% worldwide to $344,147,000 during the fourth quarter of fiscal year 2005.  On a constant currency basis, worldwide reconstructive device sales increased 13%.  Knee sales increased 20% worldwide during the fourth quarter and 22% in the United States.  Knee sales increased 18% worldwide, constant currency.

During the fourth quarter, hip sales increased 10% worldwide and 7% in the United States.  Excluding the impact of foreign currency, hip sales increased 7% worldwide.  Extremity sales increased 11% worldwide during the fourth quarter of fiscal year 2005 and 11% in the United States.  On a constant currency basis, extremity sales increased 9% worldwide.  Sales of dental reconstructive implants increased 15% worldwide and 10% in the United States during the fourth quarter.  Worldwide dental reconstructive implant sales increased 13%, constant currency.  Sales of bone cements and accessories increased 21% worldwide during the fourth quarter and 36% in the United States.  Excluding the effect of foreign currency, sales of bone cements and accessories increased 17% worldwide.

Fixation sales decreased 4% to $61,599,000 during the fourth quarter of fiscal year 2005 and decreased   5% worldwide, constant currency.  Lorenz Surgical's craniomaxillofacial fixation sales increased 1% worldwide and decreased 7% in the United States during the fourth quarter.

Worldwide craniomaxillofacial fixation sales were flat worldwide, constant currency.  Sales of electrical stimulation products decreased 7% worldwide and in the United States during the fourth quarter.  Internal fixation sales increased 2% worldwide and decreased 12% in the United States during the fourth quarter.  On constant currency basis worldwide internal fixation sales were flat.

External fixation sales decreased 12% worldwide during the fourth quarter and decreased 16% in the United States.  Excluding the impact of foreign currency, external fixation sales decreased 12% worldwide.

Spinal product sales increased 27% to $55,283,000 and increased 21% in the United States during the fourth quarter of fiscal year 2005.  Spinal sales increased 26% worldwide, constant currency.  Domestic sales of spinal implants and orthobiological products for the spine increased 102%, while domestic spinal stimulation sales decreased 15% during the fourth quarter.

Sales of Biomet's "other products" decreased 1% to $42,064,000 and decreased 2% in the United States during the fourth quarter of fiscal year 2005.  On a constant currency basis, "other product" sales decreased 2% worldwide.  Arthroscopy sales increased 13% worldwide during the quarter and increased 15% in the United States.  Arthroscopy sales increased 12% worldwide, constant currency.  Softgoods and bracing sales decreased 8% worldwide and 9% in the United States during the fourth quarter.  Softgoods and bracing sales decreased 8% worldwide, constant currency.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, such as the Company's estimated results.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  In particular, the Company cautions the reader that the results discussed herein are only estimates, and that new or additional information could cause such results to differ materially. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, revenue and earnings estimates, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.